SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549



                            FORM 8-K

                         CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934

                        April 1, 1995
                       Date of Report
               (Date of Earliest Event Reported)



           Continental Waste Industries, Inc.
(Exact Name of Registrant as Specified in its Charter)



     Delaware              0-22602               11-2909512
(State of Incorporation) (Commission File No.)  (IRS Employer
                                              Identification No.)

                     67 Walnut Avenue, Suite 103
                      Clark, New Jersey  07066
              (Address of Principal Executive Offices)



Registrant's Telephone Number, Including Area Code:(908)396-0018




Item 2. Acquisition or Disposition of Assets.

     In 1995, from April 1, to August 15, Continental Waste Industries, Inc. (the "Company"), has expanded its operations through the acquisition of eight businesses engaged in the waste management businesses. Each of these transactions have been accounted for using the purchase method of accounting. These entities included ASCO Sanitation, Inc., Larry's Disposal, Inc., Terre Haute Recycling, Inc., Gilliam Sanitation, Inc., Gilliam Transfer, Inc., Anderson Refuse Company, Inc., M.V. Dulworth, and an 80% interest in Procesa Continental S.A., de C.V.


     The aggregate purchase price of these businesses was $7.9 million, plus the assumption or refinancing of $2.1 million of debt and $1.0 million of contingent payments. The purchase prices were paid by issuing 67,020 shares of the Company's Common Stock with a market value of $797,000 at the time of issuance and cash obtained from the Company's Revolving Credit Line of $4.8 million.

     None of these transactions have been individually significant, each with a purchase price and assets less than 10% of the Company's December 31, 1994 assets and each with historical income or loss before income taxes of less than 10% of the Company's income taxes for the year ended December 31, 1994. In addition, the aggregate of these transactions is less than 10% of the measures described above except for the aggregate of the absolute values of the incomes and losses before income taxes of these entities which total more than 10% but less than 20% of the Company's 1994 income before income taxes.


Item 7.  Financial Statements and Exhibits.

     The pro forma financial information for the entities acquired by the Company, as set forth in Item 2, is not yet available and will be filed within 60 days from the filing of this report.


                       SIGNATURE:


     Pursuant to the requirements of the Securities and Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                          Continental Waste Industries, Inc.



                    By:  /s/ Carlos E. Aguero
                             Director, President and Chief
                             Executive Officer


Dated: August 28, 1995